Exhibit 99.1

8500 Normandale Lake Blvd., Ste. 1230
Minneapolis, MN 55437

NEWS	FOR IMMEDIATE
RELEASE

FASTENTECH, INC. ANNOUNCES RECEIPT OF REQUISITE CONSENTS

IN SOLICITATION FOR ITS 11 1/2% SENIOR SUBORDINATED NOTES DUE 2011

Minneapolis, Minnesota – April 6, 2007 – FastenTech, Inc. (the “Company”) announced today that, in connection with the tender offer and consent solicitation for its 11 1/2% Senior Subordinated Notes due 2011 (CUSIP Numbers 31188BAC8 and 31188BAA2) (the “Notes”), it had received the requisite consents from registered holders of the Notes to amend the indenture (the “Indenture”) governing the Notes.

The Bank of New York Trust Company, N.A., the depositary for the tender offer and consent solicitation, reported that as of 5:00 p.m. New York City time on April 5, 2007 (the “Consent Date”) tenders and consents had been received with respect to 82.93% of the outstanding principal amount of the Notes (not including notes held by affiliates), which satisfies the supplemental indenture condition with respect to the tender offer and consent solicitation. The consent date was 5:00 p.m. New York City time on April 5, 2006 and any Notes that have been tendered may not be withdrawn and the related consents may not be revoked.

The Company, its subsidiary guarantors and The Bank of New York Trust Company, N.A., the trustee under the Indenture, plan to execute a supplemental indenture to the Indenture in order to effect the proposed amendments to the Indenture and the Notes, as provided in the Company’s Offer to Purchase and Consent Solicitation Statement, dated March 22, 2007 (the “Statement”). The proposed amendments in the supplemental indenture will not become operative unless and until the Notes are accepted for purchase by the Company pursuant to the terms as set forth in the Statement, which is expected to occur on the Early Acceptance Date (as defined in the Statement) or the Final Acceptance Date (as defined in the Statement), as applicable.

The tender offer is scheduled to expire at 12:00 Midnight New York City time, on April 18, 2007, unless otherwise extended or earlier terminated by the Company (the “Expiration Date”). If all conditions to the tender offer and consent solicitation are satisfied, holders of the Notes who validly tendered their Notes pursuant to the tender offer and validly delivered their consents pursuant to the consent solicitation by the Consent Date and did not validly withdraw their Notes or revoke their consents by such date, will be paid a total consideration of $1,061.25 (which includes a consent payment of $20.00 per $1,000 principal amount of the Notes) for each $1,000 principal amount of the Notes. Holders who validly tender their Notes after the Consent Date will not receive the consent payment and, therefore, their tender consideration shall be $1,041.25 for each $1,000 principal amount of the Notes. In addition, holders who validly tender and do not validly withdraw their Notes in the tender offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the applicable date of payment.

The obligation of the Company to accept for payment and purchase the Notes in the tender offer and pay for the related consents, is conditioned on, among other things, the consummation of the proposed merger of FasTech, Inc. (the Company is a wholly owned subsidiary of FasTech, Inc.) with Dundee MergerCo, Inc., an affiliate of Doncasters Group Ltd., as described in more detail in the Statement.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The full terms of the tender offer and the consent solicitation are set forth in the Statement.

Credit Suisse Securities (USA) LLC (“Credit Suisse”) is the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation should be directed to Credit Suisse at 212-325-7596 (Collect).

Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at 48 Wall Street, New York, NY 10005, banks and broker call (212) 269-5550 (Collect) and all others call 800-290-6429 (Toll Free).

FastenTech, Inc., headquartered in Minneapolis, Minnesota, is a leading manufacturer and marketer of highly engineered specialty components that support critical applications in a broad range of end-markets, including the power generation, industrial, military, construction, medium-heavy duty truck, recreational and automotive/ light truck markets. For more information about the Company, please visit: www.fastentech.com.

Note regarding forward-looking statements: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read this press release in conjunction with the Company’s documents filed with the Securities Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2006. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. Forward-looking statements are identified by such forward-looking terms as “may,” “will,” “could,” “should,” “seeks,” “intends,” “estimates,” “guidance,” “expects,” “believes,” “anticipates” or “plans” or the negative thereof or other comparable terms, or by discussions of strategy, plans or intentions. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company’s plans and objectives will be achieved. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings which can be viewed on the Company’s website at www.fastentech.com or at www.sec.gov.

Company Contacts:	Michael R. Elia, Senior VP and CFO	Mike Vanyo, VP and Corporate Controller
	(952) 921-2091	(952) 921-2092

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